Exhibit 23.1

                       Consent of HJ & Associates, LLC
               (formerly known as Jones Jensen & Company, LLC)


                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Computerized Thermal Imaging, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Computerized Thermal Imaging, Inc. of our report dated October 7, 1999 relating to the consolidated balance sheets of Computerized Thermal Imaging, Inc. as of June 30, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Computerized Thermal Imaging, Inc. for the year ended June 30, 1999.



/s/ HJ & Associates, LLC

Salt Lake City, Utah
May 15, 2000